UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2024

Centuri Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-42022	93-1817741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19820 N 7th Avenue, Suite 120

Phoenix, Arizona 85027

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (623) 582-1235

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 per share par value	CTRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers Election of Directors Appointment of Certain Officers Compensatory Arrangements of Certain Officers.

On June 21, 2024, William J. Fehrman, the President and Chief Executive Officer of Centuri Holdings, Inc. (the “Company”), informed the Company’s Board of Directors (the “Board”) of his decision to resign as President and Chief Executive Officer, effective July 31, 2024. Mr. Fehrman’s resignation was a personal decision to pursue another opportunity and was not the result of any disagreement with the Company. Mr. Fehrman will continue to serve as a member of the Board. The Board has initiated a search process in order to identify Mr. Fehrman’s successor. Until a permanent successor is identified, the Company has appointed Paul J. Caudill to serve as the Company’s interim Chief Executive Officer, effective July 31, 2024.

Mr. Fehrman will forfeit all of his unvested restricted stock units and cash incentive awards, and, pursuant to the terms of his employment agreement, Mr. Fehrman will be required to repay the $2.0 million signing bonus paid to him upon commencement of his employment with the Company. Following the effectiveness of his resignation as President and Chief Executive Officer, Mr. Fehrman will be paid the same cash compensation as the other non-employee directors on the Board, but he will not receive an equity award for his service on the Board for 2024.

Mr. Caudill, age 70, has served in a consulting role at the Company as a senior advisor to Mr. Fehrman since January 2024. Mr. Caudill also served on the Advisory Board for Centuri Group, Inc. from September 2018 until January 2024. Since 2019, Mr. Caudill has served as the Chief Utility Solutions Officer and on the Advisory Board for BrightNight, a renewable energy independent power producer serving customers in the United States and Asia Pacific. Previously, from 2013 to 2019, Mr. Caudill was the Chief Executive Officer of NV Energy, Inc., a subsidiary of Berkshire Hathaway Energy. Prior to his tenure at NV Energy, Inc., Mr. Caudill was President of MidAmerican Solar, LLC, a non-regulated subsidiary of Berkshire Hathaway Energy. Mr. Caudill led development, construction, and operation of two of the largest, at the time, solar power plants in the world. Mr. Caudill has extensive experience in commercial nuclear power plant operations and received training and career development opportunities with Bechtel Power Corporation, a leading global engineering, construction and project management company. Formerly, he served on the boards of NV Energy, Inc., Nevada Power Company, Sierra Pacific Power Company, NV Energy Foundation, the Nevada Military Support Alliance and the Western Folklife Center. Mr. Caudill graduated from the University of Arizona with a B.S. in public management and earned his M.B.A. in 2004 from Northwestern University’s Kellogg School of Graduate Management.

As of the filing of this Current Report on Form 8-K, the Compensation Committee of the Board and the Board have not finalized the compensation of Mr. Caudill in connection with his appointment as interim Chief Executive Officer. The Company will provide this information by filing an amendment to this Current Report on Form 8-K after the information is determined or becomes available. Mr. Caudill will also enter into an indemnification agreement with the Company substantially in the same form that the Company’s directors and executive officers have entered, which is filed as Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the U.S. Securities and Exchange Commission on May 8, 2024.

There are no arrangements or understandings between Mr. Caudill and any other person pursuant to which he was selected as interim Chief Executive Officer. There are no family relationships between Mr. Caudill and any director or executive officer of the Company. Since January 1, 2023, Mr. Caudill has received approximately $610,000 in compensation for his services as a consultant and as a member of the Centuri Group, Inc. Advisory Board.

Item 7.01	Regulation FD Disclosure

The Company issued a press release earlier today announcing the resignation of Mr. Fehrman as President and Chief Executive Officer and the appointment of Mr. Caudill as interim Chief Executive Officer, in each case, as described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

99.1	Press Release of Centuri Holdings, Inc. dated June 26, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURI HOLDINGS, INC.

Date: June 26, 2024	By:	/s/ Gregory A. Izenstark
Gregory A. Izenstark
Executive Vice President and Chief Financial Officer